AMENDMENT TO PROMISSORY NOTE DATED OCTOBER 4, 2011

WHEREAS, Queensridge Mining Resources, Inc., a Nevada corporation, (“Maker”) has issued a Promissory Note dated October 4, 2011 in the amount of $10,000 (the “Note”) to The Stromer Family, PKS Trust (“Holder”); and

WHEREAS, all principal and interest owing under the Note was originally due and payable on or before October 4, 2013; and

WHEREAS, Maker and Holder desire to extend the due date of the Note for an additional two (2) years,

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

  Effective as of October 4, 2013, the final due date of the Note is extended to October 4, 2015.

  Interest shall continue to accrue under the Note at the rate set forth therein, and all other terms of the Note not specifically modified by this Amendment shall remain in full force and effect.

Queensridge Mining Resources, Inc.

By:/s/ Phillip Stromer
Phillip Stromer, President and CEO

The Stromer Family, PKS Trust

By:/s/ Phillip Stromer
Phillip Stromer